AMENDMENT
                                    ---------

This Amendment is an amendment to the Custodian Services Agreement between The Turner Funds (the "Fund") and PFPC Trust Company ("PFPC Trust") dated July 15, 2002, as amended, supplemented or otherwise modified from time to time (the "Agreement"). The date of this Amendment is as of January 2, 2008.

WHEREAS, PFPC Trust and the Fund wish to amend the Agreement as set forth below.

NOW, THEREFORE, intending to be legally bound, PFPC Trust and the Fund hereby agree as follows:

         1. Section 15(o) of the Agreement is hereby amended and restated in its entirety as follows:

(o) MATTERS RELATING TO SECURITIES LENDING ARRANGEMENTS. The following provisions of this Section 15(o) relate to certain matters involving the Fund's lending of securities to Morgan Stanley & Co. Incorporated and/or MS Securities Services Inc. (or such other affiliate of such foregoing Morgan Stanley entities as the Fund may inform PFPC Trust in writing from time to time) (for purposes of this Section 15(o), Morgan Stanley & Co. Incorporated, MS Securities Services Inc., and such other affiliates of such foregoing Morgan Stanley entities of which the Fund informs PFPC Trust in writing are each referred to as a "Borrower"). Notwithstanding anything in this Agreement or otherwise to the contrary, (i) PFPC Trust may process any instruction it receives from a Borrower (including without limitation instructions relating to free receipts and free deliveries of assets), so long as PFPC Trust reasonably believes such instruction to have been originated from the Borrower, and such an instruction shall be treated as and shall be deemed to be a Written Instruction under this Agreement, (ii) PFPC Trust's only obligation with respect to distributions relating to securities on loan is to receive such distributions as are forwarded to it by a Borrower (the Fund acknowledges that such distributions are "manufactured" distributions and are in substitution for the actual distributions on such securities), (iii) if the Fund is bought-in due to the failure of a Borrower to return a loaned security by the settlement date for a trade of such loaned security, PFPC Trust shall have no responsibility for any liabilities or costs associated with the buy-in and PFPC Trust shall forward to the applicable Borrower any information received by PFPC Trust as custodian of such loaned security relating to the buy-in, (iv) PFPC Trust may make available to a Borrower such information relating to the Fund and the Fund's portfolio holdings as the Borrower may request from time to time, (v) PFPC Trust shall have no responsibility with respect to proxies, proxy voting or voluntary corporate actions relating to any securities which are on loan unless such securities are returned from loan to the safekeeping of PFPC Trust by such time deadline as PFPC Trust may designate from time to time (with respect to proxies and proxy voting, such time deadline shall be the record date), (vi) PFPC Trust shall have no responsibility for determining whether any of the Fund's assets should or should not be made available for loan, (vii) in the event a Borrower does not return loaned securities to the safekeeping of PFPC Trust by the settlement date applicable to the sale of such securities by a Portfolio (the

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         "Settlement Date"), the Fund agrees to pay PFPC Trust overdraft charges imposed by PFPC Trust with respect to such securities (regardless of the termination date of the loan which relates to such securities)
         (such overdraft charges shall be computed by applying the following calculation and shall be applicable to each day from and including the Settlement Date and each date thereafter through and including the day immediately preceding the day such securities are returned: sales proceeds of the securities sold that a Borrower failed to return on Settlement Date x (125% of the daily effective Fed Funds rate / 360)),
         (viii) PFPC Trust shall have no responsibility for or with respect to compliance or non-compliance by the Fund, a Borrower or any other entity with any law, rule, requirement or exemptive order applicable to the Fund's securities lending activities, and (ix) PFPC Trust shall not be considered to be the custodian of any collateral relating to the Fund's securities lending activities until actual receipt thereof by PFPC Trust. Without limiting the provisions of the foregoing sub-clause
         (v) and without imposing any responsibility on PFPC Trust with respect to any voluntary corporate action, PFPC Trust may in its sole discretion request the Fund to inform PFPC Trust of the action the Fund wishes to take with respect to a particular voluntary corporate action for a particular Portfolio, if so requested the Fund shall inform PFPC Trust in writing of the action the Fund wishes to take with respect to such voluntary corporate action, and PFPC Trust may in its sole discretion issue a Notice of Liability (180 letter) to a Borrower setting forth the action the Fund wishes to take with respect to such voluntary corporate action (provided that PFPC Trust shall have no responsibility relating to any action or inaction by a Borrower with respect to any Notice of Liability (180 letter)). This Section 15(o) and the Fund's securities lending activities relate only to U.S. equity (including American Depository Receipts), U.S. corporate debt and U.S. government securities. The Fund hereby represents, warrants and covenants to PFPC Trust that the activities performed by any Borrower are and will continue to be in compliance in all material respects with applicable laws, rules, requirements and exemptive orders.

         2. As amended by this Amendment, the Agreement shall continue in full force and effect and be binding upon the parties thereto. This Amendment may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. A facsimile signature shall be binding upon the party so executing this Amendment. Capitalized terms used in this Amendment but defined in the Agreement will have the meaning set forth in the Agreement.

Agreed:

The Turner Funds                            PFPC Trust Company


By:      /S/ CALVIN FISHER                  By:      /S/ SAM SPARHAWK, IV
         -----------------                           --------------------
Name:    Calvin Fisher                      Name:    Sam Sparhawk, IV
Title:   Vice President                     Title:   Senior Vice President and
                                                     Managing Director